Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 27, 2005
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Chief Operating Officer to Retire

Porterville, CA – July 27, 2005 – Sierra Bancorp (Nasdaq:BSRR) announced today that Kenneth E. Goodwin, Executive Vice President and Chief Operating Officer of Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (together, the “Company”), will retire by year-end 2005 due to recent health concerns. Mr. Goodwin has been an executive officer of Bank of the Sierra since it commenced operations in January 1978, and has been the Chief Operating Officer since 1995.

“Ken has been an integral part of the Bank since the beginning, and has been a major contributor to our success and growth,” noted James C. Holly, the founding President and Chief Executive Officer of the Company. “He will be greatly missed throughout the Bank on both a personal and professional level upon his well-earned retirement, but we have planned for this eventuality and anticipate a smooth management succession,” added Holly.

Pursuant to the Company’s succession plan, at the time of Mr. Goodwin’s retirement the Chief Operating Officer position will be transitioned into a new executive-level position titled Chief Banking Officer. The primary responsibilities of the Chief Banking Officer will include business development activities, overall branch administration, and branch expansion. The Company will initially focus on qualified internal candidates for Chief Banking Officer, and is confident that it will successfully fill the position prior to year-end.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 28th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over $1 billion in total assets and currently maintains eighteen branch offices and two agricultural credit centers. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization. In its July 2005 edition, US Banker magazine ranked Sierra Bancorp as the nation’s 8th best performing publicly-traded community bank in the nation, based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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